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                                                                    EXHIBIT 99.1

      EFI TO ACQUIRE ADS COMMUNICATIONS, INC. TO EXPAND SERVICE AUTOMATION
                   SOLUTIONS FOR THE OFFICE EQUIPMENT INDUSTRY

FOSTER CITY, Calif. - February 5, 2004 - EFI (Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, today announced it has signed an agreement to acquire ADS Communications, Inc., the leading provider of service automation software for the office equipment industry. The acquisition price is $11.5 million in an all cash transaction and EFI expects to close the deal by the end of February.

"The automated equipment maintenance systems from Automated Dispatch Systems
(ADS) offer excellent synergies with our product portfolio for the office equipment channel, particularly in the exciting area of Intelligent Device Management," said Mike Stramaglia, EFI General Manager of Enterprise Solutions, Service Automation. "EFI is focused on increasing our customers' productivity and ROI. With ADS' automated response, tracking and reporting dispatch software, office equipment dealers and service providers can significantly improve their efficiency and price competitiveness. And their customers will enjoy less copier and printer downtime and faster service response times."

"We are excited to join the EFI team as their worldwide reputation, deep relationships with equipment manufacturers and distribution partners, and financial strength will allow us to have greater impact on our customers' service offerings and profitability," said Robert Glovitz, CEO of ADS. "Automated Dispatch Systems is the established leader in office service automation and becoming part of EFI's culture of innovation will help us to continue to stay on the leading edge."

ADS' current customers include major companies such as IKON, Canon, Ricoh and Imagistics. The privately held company is headquartered in Scottsdale, Arizona and has approximately 50 employees. EFI anticipates that the ADS acquisition will not have a significant impact on the company's recently released revenue outlook or overall 2004 financial results.

The acquisition is a strong fit with EFI's strategy of providing best of breed productivity solutions for customers in all of its markets, in this case the office equipment channel. ADS software has natural synergies with EFI's recently announced Intelligent Device Management (IDM) software that automatically monitors customers' consumables use and provides continuous remote diagnostics and troubleshooting. Combining IDM's remote tracking and diagnostics with ADS' automatic service dispatch will allow EFI to offer its dealer and service channel - and their customers - faster, more efficient and less costly approaches to increasing equipment reliability and customer satisfaction.

ABOUT ELECTRONICS FOR IMAGING

Electronics For Imaging, Inc. (www.efi.com) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI's award-winning technologies
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offer document management tools from creation to print, including high fidelity color and black and white Fiery(R) print servers that can output up to 2000 pages per minute; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 25 offices worldwide.

ABOUT AUTOMATED DISPATCH SYSTEMS

ADS is the leader in the automation of field dispatch functions in the office equipment industry. Today, ADS technology is helping technicians in North America service their clients more efficiently. For more information, visit ADS at www.AutoDispatch.com

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SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

The statements, "EFI expects to close the deal by the end of February " and "EFI anticipates that the ADS acquisition will not have a significant impact on the company's recently released revenue outlook or overall 2004 financial results" are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, the following: (1) Management's ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world wide financial/economic difficulties continue including variations in foreign exchange rates; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI's revenue cannot be assured;
(7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products;
(9) competition with products internally developed by EFI's customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results;
(11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt and dilution of earnings if the company's convertible debenture is treated on an "as converted basis" for purposes of calculating diluted earnings per share; (15) other risk factors listed from time to time in the company's SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI's business, please refer to the Risk Factors section (entitled "Factors That Could Adversely Affect Performance") of EFI Corporation's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI Corporation's Investor Relations Department at 650-357-3828 or email at investor.relations@efi.com
<mailto:investor.relations@efi.com> or EFI's Investor Relations website at
<http://www.efi.com>.